Ex. 99.28(d)(1)(iii)

SECOND AMENDMENT TO
THE INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN PPM FUNDS AND
PPM AMERICA, INC.

This Amendment is made as of November 20, 2019 (the “Effective Date”) and amends Schedules A to the Investment Advisory and Management Agreement dated February 15, 2018 and amended on September 18, 2019 (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and PPM America, Inc. (the “Adviser”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies; and

Whereas, the Board of Trustees of the Trust has approved the following new Funds (the “New Funds”) of the Trust:

1)  PPM Core Fixed Income Fund
2)  PPM Investment Grade Credit Fund

Whereas, the Board has approved the Adviser to serve as the investment adviser to the New Funds;

Whereas, pursuant to the Board approval of the Adviser’s appointment as the investment adviser to the New Funds as outlined above, the Parties hereby agree to amend the Agreement, effective November 20, 2019, to update Schedule A and Schedule B, as applicable, to add the New Funds and their respective advisory fees.

Now, therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety the Amended and Restated Schedule A dated November 20, 2019, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with the Amended and Restated Schedule B dated November 20, 2019, attached hereto.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

PPM Funds

By:	/s/ Mary T. Capasso
Name:	Mary T. Capasso
Title:	Assistant Secretary

PPM America, Inc.

By:	/s/ Mark Mandich
Name:	Mark Mandich
Title:	President and Chief Executive Officer

Amended and Restated
Schedule A
 (List of Funds)

Effective November 20, 2019

Funds

PPM Core Fixed Income Fund
PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Investment Grade Credit Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund

Amended and Restated
Schedule B
(Compensation)

Effective November 20, 2019

Fund	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
PPM Core Fixed Income Fund	.35%
PPM Core Plus Fixed Income Fund	.40%
PPM Floating Rate Income Fund	.55%
PPM High Yield Core Fund	.55%
PPM Investment Grade Credit Fund	.40%
PPM Long Short Credit Fund	.50%
PPM Large Cap Value Fund	.60%
PPM Mid Cap Value Fund	.70%
PPM Small Cap Value Fund	.80%